Exhibit 99.2
January 28, 2026

Fellow Calix stockholders:

During the fourth quarter of 2025, the Calix team delivered record revenue of $272 million, our sixth quarter of consecutive revenue growth, a sequential growth rate of 3%, year-over-year growth of 32% while guiding to continued sequential growth in first quarter of 2026, underscoring the robust demand for our unique platform model by our Broadband Experience Provider (BXP) customers. A fitting close to 2025 as our customers’ success with our platform model drove annual revenue of $1 billion, representing 20% year-over-year growth. We also set another non-GAAP gross margin record of 58%, marking the eighth consecutive quarter of margin improvement.

We added 25 new platform customers who began their journey to transform their business by leveraging our appliance-based platform, cloud and managed services to win new subscribers, reduce churn and expand revenue per subscriber while differentiating their brand in the communities they serve. As a result of our BXP customers’ ongoing growth and success, remaining performance obligations (RPOs) grew 18% year-over-year and 9% quarter-over-quarter, reaching $385 million.

Our strong financial performance and balance sheet continued to distinguish our team’s rigorous focus on operational excellence. Days sales outstanding (DSO) remained low at 35 days; inventory turns were 3.0 reflecting increased investments to address a robust demand environment; and we generated a record $40 million of free cash flow, the eleventh consecutive quarter of eight-figure free cash flow, ending the year with record cash and investments of $388 million.

Entering a Sustained Growth Phase with Agent Workforce Cloud and SmartLife

The clarity of our vision and strategy, commitment to long term customer transformation and financial strength enable our team to maximize opportunities for our BXP customers to take advantage of the ongoing commoditization of broadband by differentiating across the four segments that make up a community – residential, business, multi-dwelling units (MDU) and municipal (e.g., education, first responders, event and common spaces) – at a pace that cannot be met by their competitors.

In December 2025, we began moving customers to our third-generation platform with a goal of converting most of our customers in the first quarter of 2026. Going live in December marked the start of Calix’s next stage of growth as it enabled our teams to expand into new geographies with local datacenters and with large customers via private clouds in partnership with Google Cloud.

Calix BXP customers on our third-generation platform will see an unprecedented expansion of their capacity and capability via Agent Workforce Cloud, while expanding their market offerings to all segments of a community with SmartLife. The market disruption is now past the early adopter phase as our BXP customers are winning versus commodity speed-and-price providers regardless of type or size.

This third phase of Calix’s journey, helping broadband providers evolve from commodity to community serving experience providers, is now in a sustained growth phase which we believe will last for many years to come. Our demand visibility is at an all-time high, which affirms our alignment into sustained growth mode. To that end we have:

•Aligned our leadership team for market expansion
•Globalized our platform to enable deployment by any customer anywhere in the world
•Continued our focus on operational excellence through the rapid deployment of AI tools for internal use
•Aligned our publicly disclosed metrics around the growth and value of our model

We will discuss these in more detail at our Investor Day at the New York Stock Exchange on February 24, 2026. Please register as we look forward to hosting you there!

The Calix Difference – Strategically Aligned Culture that Delivers Value for Investors, Customers, and Team Members

While delivering record results and launching our third-generation platform, the Calix team concluded an incredible 2025 with 44 awards for culture and 20 awards for innovation, adding 16 awards in the fourth quarter of 2025 including:

•Resilinc named Calix Supply Chain “Top 15 Most Resilient High-Tech Suppliers”
•Comparably recognized Calix in the large company categories for “Best Company Culture,” “Best Compensation,” and “Top 10 CEOs.”
•Newsweek named Calix as one of “America’s Greatest Workplaces for Culture, Belonging, and Community”
•Fierce Network Innovation Awards recognized Success Education’s Broadband Transformation for “Broadband Workforce Development”
•Builder Innovator recognized Calix SmartMDU for best “Property Management Software”

Our team has launched the year aggressively, holding our 2026 Field Kick-Off and Leadership Kick-Off in early January to ensure team members are aligned to our strategy and investments that support our BXP customers’ success as they transform to dominate the markets they serve, which fuels our long-term financial performance across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

The disruption and commoditization of the broadband industry continue in 2026. With the launch of Calix Agent Workforce and expansion of SmartLife to encompass all facets of a community, we are uniquely positioned to accelerate adoption of our platform, cloud and managed services to support our BXP customers winning new subscribers, reducing churn and growing revenue per subscriber. In 2026, we will continue to support our customers’ success while maintaining our own strong operating discipline, allowing us to expand our unique differentiating business model into the new markets of MDUs, new sovereign geographies and new private platform customers for years to come.

Fourth Quarter 2025 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$272.4m	$272.4m	$267.0m – $273.0m
Gross margin	57.7%	58.0%[2]	56.75% – 58.75%
Operating expenses	$148.0m	$126.8m2	$122.0m – $124.0m
Net income per diluted common share	$0.10	$0.39[2]	$0.35 – $0.41

[1]	Non-GAAP guidance provided on October 29, 2025.
[2]	Non-GAAP excludes stock-based compensation, net of the effect for income taxes. See GAAP to non-GAAP reconciliations beginning on page 15.
For the fourth quarter of 2025, revenue was $272.4 million, representing an increase of 3% from the prior quarter and an increase of 32% compared with the same quarter a year ago. We saw robust and broad-based demand from our BXP customers amplified as we continued to take footprint from legacy box vendors. We did, however, see a return to a more disciplined approach to deployments as the immediate need from ex-DZS customers has normalized.

U.S. revenue was 94% of revenue for the fourth quarter of 2025, same as the third quarter of 2025 and up from 90% for the year ago quarter. U.S. revenue increased 2% sequentially and increased 38% compared with the year ago quarter. International revenue was 6% of revenue in the fourth quarter of 2025, up 5% sequentially and down 20% compared with the year ago period. The sequential increase in international revenue was primarily due to continued shipments to a European customer.

GAAP gross margin for the fourth quarter of 2025 was a record 57.7%, an increase of 40 basis points sequentially and 270 basis points year-over-year. U.S. tariff and tariff-related costs and elevated memory costs were not material in the fourth quarter of 2025. Excluding stock-based compensation, our total non-GAAP gross margin for the fourth quarter of 2025 was a record 58.0%, representing an increase of 30 basis points sequentially and 250 basis points from the year ago period. The sequential and year-over-year increases relate primarily to continued adoption of our platform by new broadband service providers and our BXP customers winning new subscribers. Gross margin may vary from quarter to quarter depending on customer and product mix as well as heightened memory costs due to AI demand.

Software and services revenue include platform licenses, which are recognized upon invoice, and our SaaS offerings of Calix Cloud (Engagement Cloud, Operations Cloud and Service Cloud) and managed services, which are recognized ratably over the service period. Services include customer success, support, warranty and professional services. Our software enables our BXPs to benefit from the power of data-driven insights and improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction to drive best-in-class Net Promoter Scores℠. Our SmartLife™ managed services include: SmartHome™ (which includes Wi-FiIQ, CommandIQ®, ProtectIQ® and ExperienceIQ®), Arlo Secure, Bark, SmartBiz™, SmartMDU™ and SmartTown®.

During the fourth quarter of 2025, software and service revenue was $46.6 million, up 7% sequentially primarily due to increased Calix Cloud and managed services revenue and up 17% compared with the year ago quarter related to strong demand for platform licenses, Calix Cloud and managed services and to a lesser extent services.

Software and services GAAP gross margin in the fourth quarter was 60.2%, representing a decrease of 310 basis points sequentially and a decrease of 170 basis points from the year ago period. Excluding stock-based compensation, software and services non-GAAP gross margin for the fourth quarter of 2025 was 61.3%, representing a decrease of 390 basis points sequentially and a decrease of 240 basis points from the year ago period. The sequential and year-over-year decreases related primarily to the transition from our second-generation platform to our third-generation platform. During this transition period, we are operating in a dual cloud environment and therefore incurring dual costs. We expect to complete this transition in the first half of 2026.

Remaining Performance Obligations
4Q24 ~ 4Q25
$400M
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$0M
4Q24
1Q25
2Q25
3Q25
4Q25
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/maintenance agreements and exclude platform licenses, month-to-month usage-based models and true-ups to actual usage from minimum commitments. These minimum commitments generally have a three-year term at signing.

At the end of the fourth quarter of 2025, our RPOs were a record $385.0 million, which is an increase of $30.4 million, or 9%, from the prior quarter and an increase of $59.2 million, or 18%, from the same quarter a year ago. Our current RPOs were a record $151.5 million, up $10.7 million, or 8% from the prior quarter and up $30.8 million, or 26%, from the year-ago quarter. The increases reflected continued strength as our BXP customers adopted our platform, cloud and managed services, added incremental cloud and managed service offerings and won new subscribers. We are also seeing an accelerating interest in Agent Workforce Cloud, which reinforces our expectation that RPOs will continue to grow each quarter.
During the fourth quarter of 2025, appliance revenue, which includes our Access Edge and Experience Edge appliances and related optics, was $225.8 million and increased by 2% sequentially and 36% compared with the year ago quarter on continued adoption of our platform. Our customers that adopt our appliance-based platform can quickly enable subscriber expansion into managed services, thereby enabling them to improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction.

Appliance GAAP gross margin in the fourth quarter of 2025 was 57.2%, representing an increase of 110 basis points sequentially and an increase of 380 basis points from the year ago period. Excluding stock-based compensation, appliance non-GAAP gross margin in the fourth quarter of 2025 was 57.4%, representing an increase of 120 basis points sequentially and an increase of 380 basis points from the year ago period. The sequential and year-over-year increases relate primarily to the adoption of our platform and growing market for network and on-premises appliances that are the foundation for the adoption of our software and services.

Our GAAP and non-GAAP operating expenses for the fourth quarter of 2025 were $148.0 million and $126.8 million, representing 54% and 47% of revenue, respectively. Sequentially, GAAP operating expenses increased by $13.4 million due to increases in stock-based compensation of $1.4 million and non-GAAP operating expenses of $12.0 million. The sequential increase in non-GAAP operating expenses was due to investments in our annual ConneXions conference, our agentic platform and our team. Compared with the year ago quarter, both GAAP and non-GAAP operating expenses increased by $15.9 million primarily related to increased investments in sales headcount, incentive compensation and platform innovation. Non-GAAP sales and marketing investments were 22% of revenue, which was above our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 30% of gross profit, which is above our Target Financial Model of 29%. Non-GAAP general and administrative investments were 7% of revenue, which is in line with our Target Financial Model of 7%.
Our GAAP net income was $7.4 million for the fourth quarter of 2025, down $8.3 million sequentially and an improvement of $25.3 million from the year ago period. The sequential decline in the fourth quarter of 2025 was the result of increased operating expense investments partially offset by an increase in gross profit due to record revenue and record gross margin. GAAP net income for the fourth quarter of 2025 included stock-based compensation of $22.1 million. Excluding stock-based compensation, our non-GAAP net income was $27.3 million, a decrease of $3.3 million compared with the prior quarter due to increased operating expense investments. Non-GAAP net income increased $22.0 million, when compared with net income of $5.2 million in the year ago quarter as revenue increased 32% and gross margin expanded by 250 basis points, allowing us to make additional operating expense investments of $15.9 million.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 4Q24 ~ 4Q25
140 Days
130 Days
120 Days
110 Days
100 Days
4Q24
1Q25
2Q25
3Q25
4Q25

Our balance sheet remained strong. Our DSO at the end of 2025 was an industry-best 35 days, up 5 days from the prior quarter and down 1 day from the year ago period, reflecting continued strong shipment linearity. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 3.0, down from 3.8 in the prior quarter and in-line with 3.1 a year ago. The decrease in inventory turns represents investments in inventory to address the robust demand environment, including our expectations for BEAD. Inventory turns for each quarter of 2025 were within our Target Financial Model of 3 to 4 turns. Days payable outstanding (DPO) at the end of the fourth quarter was 26 days, up 8 days from the prior quarter and up 5 days from the year ago quarter. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 131 days compared with 108 days in the prior quarter and 133 days in the same quarter last year. Our Target Financial Model for our cash conversion cycle remains between 100 and 130 days.

Cash Flow, 4Q24 ~ 4Q25
$50M
$45M
$40M
$35M
$30M
$25M
$20M
$15M
$10M
$5M
$0M
4Q24
1Q25
2Q25
3Q25
4Q25
Operating Cash Flow
Free Cash Flow

We ended the fourth quarter of 2025 with record cash and investments of $388.1 million, which represented a record sequential quarterly increase of $48.5 million. The increase was primarily due to record quarterly operating cash flow of $46.0 million and proceeds from equity-based employee benefit plans of $24.4 million partially offset by capital expenditures of $5.8 million and common stock repurchases of $16.6 million. Compared with the year ago period, our cash and investments increased by

$91.0 million. The increase was primarily due to the generation of operating cash flow of $135.0 million in 2025 and proceeds from equity-based employee benefit plans of $65.2 million partially offset by common stock repurchases of $84.0 million and capital expenditures of $93.6 million. We continue to expect both GAAP operating and non-GAAP free cash flow to remain strong due to continued non-GAAP profitability and a robust cash conversion cycle.

The remaining amount of the common stock repurchase authorization at the end of the fourth quarter of 2025, excluding the new authorization of $125 million, was $109.3 million.

First Quarter 2026 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$275m – $281m	$275m – $281m
Gross margin	56.25% – 58.25%[1]	55.95% – 57.95%
Operating expenses	$127.0m – $129.0m1	$147.0m – $149.0m
Net income per diluted common share[2]	$0.34 – $0.40[1]	$0.08 – $0.14

[1]	Non-GAAP excludes stock-based compensation as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 17.
[2]	Based on 69.6 million weighted-average diluted common shares outstanding.

Our guidance for the first quarter of 2026, ending March 28, 2026, reflects our expectations as of the date of this letter.

Our revenue guidance for the first quarter of 2026 is for revenue to be between $275 million and $281 million, up 2% (at the midpoint) from the prior quarter taking into consideration the robust demand and visibility that we are experiencing across our customer base.

Our non-GAAP gross margin guidance for the first quarter of 2026 of 57.25% (at the midpoint) is down 75 basis points from the previous quarter reflecting overlapping cloud costs as we migrate customers to our third-generation platform and customer mix. We anticipate our non-GAAP gross margin expansion will be at the low end of our Target Financial Model of 100 to 200 basis points for the year.

Our non-GAAP operating expense guidance for the first quarter of 2026 of $128.0 million (at the midpoint) represents a sequential increase primarily related to accelerating the development of AI functionality and capabilities of our platform, cloud and managed services into the first half of 2026 partially offset by a reduction in sales and marketing expense related to ConneXions, our annual customer success and innovation conference, which occurred during the fourth quarter of 2025. We expect to return to our Target Financial Model for operating expenses by the fourth quarter of 2026.

We expect our non-GAAP effective tax rate for 2026 will be in a range of 23% to 25%.

Summary

The Calix team is excited to enter this next phase of growth as our customers turn to our platform as a proven path to quickly becoming a BXP to deal with the broadly accepted threat of market commoditization. We are further excited as we are now live with our third-generation platform, which includes Agent Workforce Cloud, SmartMDU and our third-generation mobile app, representing the culmination of 15 years of investment and learning in partnership with our customers. We expect the coming years will see an acceleration of the broadband industry transforming into BXPs that will simplify operations and go to market, innovate experiences across consumer, small business, municipality and MDU, and grow for their members, investors and the communities they serve.

Our demand visibility is at an all-time high, and we will combine this with our internal transformation enabled through AI to evolve the way that we work to serve our customers while embracing new markets such as MDU, new sovereign geographies and new private platform customers for years to come.

The foundation for our growth continues to be based on three consistent vectors:

•Winning new subscribers: BXP customers leverage our platform, cloud and managed services to differentiate themselves in their markets thereby adding subscribers.
•Growing existing subscriber revenue while reducing churn: BXP customers adopt additional platform extensions, cloud and managed services, enabling them to reduce their operational costs, reduce churn and grow revenue per subscriber.
•Adding new BXPs: We continue to help legacy operators and operators in new customer segments and geographies become strategically aligned experience providers who recognize that our unique platform, cloud and managed services model enables their teams to transform their business as they simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.

With strong demand for our appliances, platform, cloud and managed services, we are confident in our sequential revenue growth, and we are excited by the multi-year outlook for our business. We remain focused on growing our footprint by adding to our BXP customer base and expanding the reach of our platform, cloud and managed services across their subscribers in the geographies they serve.

We thank our customers, employees, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO
Conference Call

In conjunction with this announcement, Calix will host a conference call tomorrow, January 29, 2026 at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our fourth quarter 2025 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13757677.

The conference call and webcast will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix

Calix, Inc. (NYSE: CALX) — Calix delivers the industry’s leading agentic AI cloud and appliance-based platform, purpose-built over two decades with open standards and advanced security so service providers of all types and sizes can transform into experience providers. The platform combines agentic AI, intelligent appliances, and fully integrated managed services with Calix Success and a partner community to simplify operations, engagement, and service, innovate for their consumer, business, and municipal subscribers, and grow their value for members, investors and the communities they serve.

Forward-Looking Statements

Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, impact from U.S. tariffs and trade policies, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, programs and proposals, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, implementation of agentic AI, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, continuation of our stock repurchase program and future financial performance (including the outlook for the first quarter of 2026, full year and future periods and performance against our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, U.S. tariffs, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, our ability to implement agentic AI across our platform to scale our customer success team and our BXP customers’ success, fluctuations in costs associated with our appliances and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information

The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income or profitability, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they exclude non-cash stock-based compensation and intangible asset amortization and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenue:
Appliance	$225,812	$166,327	$825,649	$694,147
Software and service	46,637	39,797	174,361	137,371
Total revenue	272,449	206,124	1,000,010	831,518
Cost of revenue:
Appliance	96,595	77,584	367,088	317,842
Software and service	18,551	15,173	64,606	60,082
Total cost of revenue	115,146	92,757	431,694	377,924
Gross profit	157,303	113,367	568,316	453,594
Operating expenses:
Sales and marketing	66,667	59,443	248,636	217,879
Research and development	53,534	45,858	190,356	179,870
General and administrative	27,827	26,816	108,334	98,879
Total operating expenses	148,028	132,117	547,326	496,628
Operating income (loss)	9,275	(18,750)	20,990	(43,034)
Interest income and other income (expense), net:
Interest income, net	3,924	3,466	13,434	12,343
Other income (expense), net	198	(356)	(256)	(955)
Total interest income and other income (expense), net	4,122	3,110	13,178	11,388
Income (loss) before income taxes	13,397	(15,640)	34,168	(31,646)
Income tax expense (benefit)	6,185	2,284	16,284	(1,899)
Net income (loss)	$7,212	$(17,924)	$17,884	$(29,747)
Net income (loss) per common share:
Basic	$0.11	$(0.27)	$0.27	$(0.45)
Diluted	$0.10	$(0.27)	$0.26	$(0.45)
Weighted average number of shares used to compute net income (loss) per common share:
Basic	66,808	66,399	66,041	65,879
Diluted	70,427	66,399	69,305	65,879

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$143,086	$43,162
Marketable securities	245,018	253,929
Accounts receivable, net	99,367	79,321
Inventory	133,737	102,727
Prepaid expenses and other current assets	70,345	105,596
Total current assets	691,553	584,735
Property and equipment, net	37,812	31,153
Right-of-use operating leases	14,665	6,216
Deferred tax assets	165,636	177,601
Goodwill	116,175	116,175
Other assets	32,681	23,387
	$1,058,522	$939,267
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,523	$20,226
Accrued liabilities	91,339	84,167
Deferred revenue	30,386	26,750
Total current liabilities	163,248	131,143
Long-term portion of deferred revenue	19,890	20,883
Operating leases	12,756	3,720
Other long-term liabilities	3,409	2,581
Total liabilities	199,303	158,327
Stockholders’ equity:
Common stock	1,678	1,661
Additional paid-in capital	1,230,191	1,170,017
Accumulated other comprehensive loss	(408)	(612)
Accumulated deficit	(372,242)	(390,126)
Total stockholders’ equity	859,219	780,940
	$1,058,522	$939,267

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income (loss)	$17,884	$(29,747)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	87,929	70,761
Depreciation and amortization	17,710	19,550
Deferred income taxes	11,854	(9,969)
Net accretion of available-for-sale securities	(3,697)	(5,286)
Changes in operating assets and liabilities:
Accounts receivable, net	(20,046)	46,706
Inventory	(31,010)	30,258
Prepaid expenses and other assets	17,297	11,167
Accounts payable	21,509	(15,138)
Accrued liabilities	3,017	(31,926)
Deferred revenue	2,643	(13,900)
Other long-term liabilities	9,863	(4,076)
Net cash provided by operating activities	134,953	68,400
Investing activities:
Purchases of property and equipment	(19,435)	(18,054)
Purchases of marketable securities	(220,839)	(301,677)
Sales of marketable securities	28,142	49,902
Maturities of marketable securities	205,759	160,299
Net cash used in investing activities	(6,373)	(109,530)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	65,196	31,592
Repurchases of common stock	(93,630)	(10,695)
Net cash provided by (used in) financing activities	(28,434)	20,897
Effect of exchange rate changes on cash and cash equivalents	(222)	(14)
Net increase (decrease) in cash and cash equivalents	99,924	(20,247)
Cash and cash equivalents at beginning of year	43,162	63,409
Cash and cash equivalents at end of year	$143,086	$43,162

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	December 31, 2025			September 27, 2025			June 28, 2025			March 29, 2025			December 31, 2024
	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total	Appliance	Software and service	Total
GAAP gross margin	57.2%	60.2%	57.7%	56.1%	63.3%	57.3%	54.4%	65.0%	56.3%	54.0%	63.5%	55.7%	53.4%	61.9%	55.0%
Adjustments to GAAP amount:
Stock-based compensation	0.2	1.1	0.3	0.1	1.0	0.3	0.2	1.0	0.4	0.2	1.0	0.4	0.2	1.0	0.4
Intangible asset amortization	—	—	—	—	0.9	0.1	—	0.5	0.1	—	0.8	0.1	—	0.8	0.1
Non-GAAP gross margin	57.4%	61.3%	58.0%	56.2%	65.2%	57.7%	54.6%	66.5%	56.8%	54.2%	65.3%	56.2%	53.6%	63.7%	55.5%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	December 31,	September 27,	June 28,	March 29,	December 31,
	2025	2025	2025	2025	2024
GAAP operating expenses:
Sales and marketing	$66,667	$60,257	$63,653	$58,059	$59,443
Research and development	53,534	47,055	45,787	43,980	45,858
General and administrative	27,827	27,293	26,464	26,750	26,816
	148,028	134,605	135,904	128,789	132,117
Stock-based compensation:
Sales and marketing	(7,059)	(6,158)	(11,047)	(6,469)	(7,138)
Research and development	(6,400)	(5,965)	(5,890)	(5,081)	(5,388)
General and administrative	(7,782)	(7,742)	(7,912)	(7,415)	(8,729)
	(21,241)	(19,865)	(24,849)	(18,965)	(21,255)

Non-GAAP operating expenses:
Sales and marketing	59,608	54,099	52,606	51,590	52,305
Research and development	47,134	41,090	39,897	38,899	40,470
General and administrative	20,045	19,551	18,552	19,335	18,087
	$126,787	$114,740	$111,055	$109,824	$110,862

Calix, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	December 31,	September 27,	June 28,	March 29,	December 31,
	2025	2025	2025	2025	2024
GAAP net income (loss)	$7,212	$15,658	$(199)	$(4,787)	$(17,924)
Adjustments to GAAP amount:
Stock-based compensation	22,012	20,618	25,613	19,745	22,075
Intangible asset amortization	—	381	228	298	298
Income tax effect of non-GAAP adjustments	(1,959)	(6,071)	(3,398)	(2,125)	781
Non-GAAP net income	$27,265	$30,586	$22,244	$13,131	$5,230

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	December 31,	September 27,	June 28,	March 29,	December 31,
	2025	2025	2025	2025	2024
Net cash provided by operating activities	$46,046	$32,314	$39,381	$17,212	$15,363
Purchases of property and equipment	(5,765)	(5,625)	(3,735)	(4,310)	(5,149)
Non-GAAP free cash flow	$40,281	$26,689	$35,646	$12,902	$10,214

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income Per Diluted Common Share[1]
(Unaudited)
Three Months Ended December 31, 2025
GAAP net income per diluted common share	$0.10
Adjustments to GAAP amount:
Stock-based compensation	0.31
Income tax effect of non-GAAP adjustments	(0.02)
Non-GAAP net income per diluted common share	$0.39

[1]	Based on 70.4 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending March 28, 2026
	GAAP	Stock-Based Compensation	Non-GAAP
Gross margin	55.95% - 57.95%	0.3%	56.25% - 58.25%
Operating expenses	$147,000 - $149,000	$(20,000)	$127,000 - $129,000
Net income per diluted common share[1]	$0.08 - $0.14	$0.26 [2]	$0.34 - $0.40

[1]	Based on 69.6 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.